AMENDED AND RESTATED SUBLICENSE AGREEMENT

This Amended and Restated Sublicense Agreement (the “AGREEMENT”) is entered into as of June __, 2018, by and between J.P. Morgan Investment Management Inc., a Delaware corporation with offices at 270 Park Avenue, New York, New York 10017 (“JPMIM”), and J.P. Morgan Exchange-Traded Fund Trust (the “Licensee”).

WHEREAS, JPMIM, through licenses (the “JPMIM Licenses”) with index providers (each an “Index Provider”), has the right to license the indexes, trademarks and service marks (the “Indexes and Marks”) listed in Schedule A, for use in connection with the exchange-traded fund products listed in Schedule A (the “Products”); and further

WHEREAS, Licensee desires to use the Indexes and Marks in connection with the distribution of the Products and JPMIM is willing to grant Licensee a license for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF LICENSE. JPMIM grants Licensee a non-exclusive, non-transferable right and license to use and refer to the Indexes and Marks in connection with the creation, issuance, trading and marketing of the Products pursuant to the terms and conditions of this Agreement.

2. OWNERSHIP AND VALIDITY. Licensee acknowledges ownership of the entire right, title and interest in and to the Indexes and Marks vests entirely in the Index Providers and, to the extent provided in the JPMIM Licenses, JPMIM, and Licensee’s use shall inure to the sole benefit of JPMIM and the applicable Index Provider.

3. OBLIGATION. The Licensee acknowledges that it has received and read a copy of each JPMIM License and has agreed to be bound by the provisions thereto other than the obligations to pay fees, which shall be paid by JPMIM.

4. TERM. This Agreement shall become effective upon the execution of this Agreement by both parties and remain in effect unless terminated by either party as provided herein.

5. TERMINATION. Licensee may terminate this Agreement upon sixty (60) days’ prior written notice to JPMIM. JPMIM may terminate this Agreement upon sixty (60) days’ prior written notice to Licensee (or on such shorter time if a License Agreement with an Index Provider is terminated) or immediately upon Licensee’s breach of this Agreement.

6. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

7. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. GENERAL PROVISIONS.

(a)    A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b)    No change in, addition to or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c)    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to its conflict of law provisions.

(d)    In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

IN WITNESS WHEREOF, JPMIM and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

Signature:

By:

Title:

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

Signature:

By:

Title:

SUBLICENSE AGREEMENT

(as amended June __, 2018)

SCHEDULE A

INDEX	FUND
JP Morgan Diversified Factor Emerging Markets Equity Index (FTSE Emerging Diversified Factor Index before June 15, 2018)	JPMorgan Diversified Return Emerging Markets Equity ETF

JP Morgan Diversified Factor Europe Currency Hedged (USD) Index (FTSE Developed Europe Diversified Factor 100% Hedged to USD Index before June 15, 2018)	JPMorgan Diversified Return Europe Currency Hedged ETF

JP Morgan Diversified Factor Europe Equity Index (FTSE Developed Europe Diversified Factor Index before June 15, 2018)	JPMorgan Diversified Return Europe Equity ETF

JP Morgan Diversified Factor Global Developed Equity Index (FTSE Developed Diversified Factor Index before June 15, 2018	JPMorgan Diversified Return Global Equity Fund

JP Morgan Diversified Factor International Currency Hedged (USD) Index (FTSE Developed ex North America Diversified Factor 100% Hedged to USD Index before June 15, 2018)	JPMorgan Diversified Return International Currency Hedged ETF

FTSE Developed ex North America Diversified Factor Index (JP Morgan Diversified Factor International Equity Index before June 15, 2018)	JPMorgan Diversified Return International Equity Fund

JP Morgan Diversified Factor US Equity Index (Russell 1000 Diversified Factor Index before June 22, 2018)	JPMorgan Diversified Return U.S. Equity Fund

JP Morgan Diversified Factor US Mid Cap Equity Index (Russell Midcap Diversified Factor Index before June 22, 2018)	JPMorgan Diversified Return U.S. Mid Cap Equity ETF

JP Morgan Diversified Factor US Small Cap Equity Index (Russell 2000 Diversified Factor Index before June 22, 2018	JPMorgan Diversified Return U.S. Small Cap Equity ETF

JP Morgan US Dividend Index	JPMorgan U.S. Dividend ETF

JP Morgan US Minimum Volatility Index	JPMorgan U.S. Minimum Volatility ETF

JP Morgan US Momentum Factor Index	JPMorgan U.S. Momentum Factor ETF

JP Morgan US Quality Factor Index	JPMorgan U.S. Quality Factor ETF

JP Morgan US Value Factor Index	JPMorgan U.S. Value Factor ETF

JPMorgan Emerging Markets Risk-Aware Bond Index	JPMorgan USD Emerging Markets Sovereign Bond ETF

Morningstar Canada Target Market Exposure Index	JPMorgan BetaBuilders Canada ETF

Morningstar Developed Asia Pacific ex-Japan Target Market Exposure Index	JPMorgan BetaBuilders Developed Asia ex-Japan ETF

Morningstar Developed Europe Target Market Exposure Index	JPMorgan BetaBuilders Europe ETF

Morningstar Japan Target Market Exposure Index	JPMorgan BetaBuilders Japan ETF

MSCI US REIT Index	JPMorgan BetaBuilders MSCI US REIT ETF